Exhibit 99.1

PRESS ANNOUNCEMENT

Date:	April 30, 2012

Contact:	James H. Nicholson
Chief Financial Officer
440-248-7171

PVF Capital Corp. Announces Fiscal 2012 Third-Quarter Earnings and a Return to Profitability

•	Net income of $0.4 million is Company’s first quarterly profit since 2008 third quarter, excluding periods reporting gains on cancellation of debt

•	Net interest margin expands 13 basis points to 3.10% compared with the fiscal 2012 second quarter

•	Nonperforming assets decline $7.2 million or 17.9%

•	Annualized growth in performing loans of 4.8%

•	Mortgage banking revenue remains strong in lower interest rate environment

•	Company achieves its 10th consecutive quarterly improvement in key regulatory asset quality ratios

•	Capital ratios remain strong and exceed prescribed regulatory levels

Solon, OH—PVF Capital Corp. (Nasdaq: PVFC), the parent company of Park View Federal Savings Bank, announced net income of $0.4 million, or $0.02 basic and diluted earnings per share, for the fiscal 2012 third quarter ended March 31, 2012. This improvement compares with a net loss of $2.8 million, or $0.11 basic and diluted loss per share, for the prior-year quarter and a net loss of $1.8 million, or $0.07 basic and diluted loss per share, for the fiscal 2012 second quarter ended December 31, 2011.

Robert J. King, Jr., President and Chief Executive Officer, commented, “We are pleased to report our first quarterly profit in four years, and the 10th consecutive quarterly improvement in our asset quality ratios. Our improved performance is the result of our continued efforts to strengthen our balance sheet, eliminate nonperforming assets and focus on more profitable relationship banking activities. Our residential mortgage business was a significant contributor to our earnings in the quarter as the low interest rate environment has spurred lending and refinancing activity. We will continue to pursue our transformation strategy which we believe will position our Company to generate consistent, profitable growth in the quarters and years to come.”

Net Interest Income Improves

Net interest income showed strong improvement during the quarter, totaling $5.6 million, an increase of $0.3 million, or 4.7%, from the second quarter ended December 31, 2011. This improvement is attributable to a strategic increase in the level as well as a change in the mix of average earning assets which resulted in a slightly improved yield. Contributing to this improvement was a $6.3 million, or 1.2%, increase in performing loan balances compared with the second quarter as the Company’s lending initiatives continued to gain momentum. The yield on investments improved 34 basis points as overnight funds were strategically deployed into investment securities. Additionally, the Company was able to continue to lower its funding costs in this low interest rate environment. The cost of average interest bearing liabilities declined 13 basis points during the quarter while the level of noninterest bearing liabilities increased $12.4 million, or 45%, during the period.

Compared with the year-ago quarter ended March 31, 2011, net interest income for the quarter increased $0.7 million, or 13.4%. This was accomplished with a smaller but more efficient balance sheet as compared to a year ago, as the Company continues its multi-year strategic plan to strengthen and diversify its balance sheet and improve its risk profile. Despite the pressure on earning asset yields, particularly in this low interest rate environment, the Company has improved its net interest margin for the period ended March 31, 2012 to 3.10%, compared with 2.97% and 2.58% for the quarters ended December 31, 2011, and March 31, 2011, respectively.

Mortgage Banking Activity Remains Strong for the Quarter, Boosting Non-interest Income

Non-interest income totaled $3.3 million for the quarter ended March 31, 2012, an increase of $2.1 million from the quarter ended December 31, 2011. This increase was largely the result of growth in revenues from mortgage banking activities which increased $1.6 million from the second quarter, as well as a reduction in credit-related costs associated with other real estate owned which decreased $0.6 million. The $1.6 million improvement in mortgage banking activities was due to increased volumes in residential lending related to the low interest rate environment and new home refinance programs. The credit-related costs resulted from updated valuations on other real estate owned and losses on property dispositions. The decline in credit-related costs reflects lower activity in this area along with smaller declines in real estate values.

In comparison with the same period of the prior year, non-interest income increased $2.4 million, primarily due to higher mortgage banking revenues of $2.8 million in the current period. This increase was partially offset by a $0.3 million increase in real estate owned credit-related costs in the current period compared with the prior-year period.

Nonperforming Assets Continue to Decline

For the 10th consecutive quarter, the Company continued to make progress with respect to its multi-year strategic plan to improve the Bank’s balance sheet, reduce problem assets, and build the infrastructure and culture needed to transform itself into a relationship-based commercial bank.

During the quarter, nonperforming loans decreased $6.8 million, or 22.3%, to $23.5 million, compared with the second quarter of fiscal 2012, while other real estate owned decreased $0.4 million to $9.6 million, resulting in total nonperforming assets of $33.1 million. This was a decrease of $7.2 million, or 17.9%, compared with total nonperforming assets of $40.3 million at December 31, 2011, and a decline of $25.2 million, or 43.3%, since June 30, 2011.

Of the $6.8 million decrease in nonperforming loans in the current quarter, $2.6 million was the result of net charge-offs. Of this total charge-off amount, approximately $1.9 million related to loan impairments that were recognized during the quarter ended March 31, 2012, and $0.7 million related to amounts previously recognized as specifically impaired. The remaining $4.2 million net decline in nonperforming loans is the result of net dispositions and transfers to other real estate owned.

The Company also progressed in achieving the requirements of its regulatory order by reducing its level of classified assets to core capital plus general valuation allowance ratio to 55.9% at March 31, 2012, compared with 69.7% at the end of the prior-year quarter. The Company also reduced its level of classified assets plus special mention assets to core capital plus general valuation allowance ratio to 66.03% at March 31, 2012, versus 91.9% a year ago. The requirements of the regulatory order for these specific ratios are 50% and 65%, respectively.

Reflecting the continued progress in improving overall asset quality and reducing the level of problem loans, the provision for loan losses totaled $2.0 million for the current quarter compared with $2.0 million and $2.1 million for the quarters ended December 31, 2011 and March 31, 2011, respectively. The consistent provision levels over the last three quarters reflect the ongoing difficult economic operating environment, along with the continued costs associated with problem asset disposition, as well as the impact of on-going real estate valuations.

The allowance for loan losses at March 31, 2012 was $16.9 million, or 3.0% of total loans. This compares with an allowance of $17.5 million, or 3.1% of total loans, at December 31, 2011, and $30.0 million, or 5.2% of total loans, at June 30, 2011. The allowance’s coverage of nonperforming loans improved to 71.8% at March 31, 2012, compared with 57.8% at December 31, 2011, and 59.6% at June 30, 2011.

Non-interest Expense Managed

Non-interest expense totaled $6.5 million for the current quarter, compared with $6.3 million for the fiscal 2012 second quarter and $6.6 million for the 2011 linked quarter. The Company continues to successfully manage its expense level while investing in the infrastructure and personnel necessary to expand the business lines as part of its transformation.

Pre-tax, Pre-credit Provision Income Improves Sequentially

One metric that management believes is useful in analyzing performance is pre-tax, pre-credit provision income, which adjusts earnings to exclude provision expense, credit-related charges involving the valuation and disposition of other real estate owned, and securities gains or losses. In addition, earnings are adjusted for items identified by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends. The pre-tax, pre-credit provision income at March 31, 2012 was $3.0 million, compared with $1.4 million for the quarter ended December 31, 2011, and a $0.4 million loss for the prior-year quarter.

A reconciliation of net earnings reported under generally accepted accounting principles (“GAAP”) to pre-tax, pre-credit provision income (a non-GAAP metric) for the quarters ended March 31, 2012, December 31, 2011, and March 31, 2011 is as follows (dollars in millions):

	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011
Net income (loss)	$0.4	$(1.8)	$(2.8)
Federal income tax provision (benefit)	0.0	0.0	0.0

Pre-tax income (loss)	0.4	(1.8)	(2.8)
Provision for loan losses	2.0	2.0	2.1
Loss/write-down (gain) on real estate owned	0.6	1.2	0.3

Pre-tax, pre-credit provision income (loss)	$3.0	$1.4	$(0.4)

Pre-tax, pre-credit provision income improved by approximately $1.6 million compared with the December 31, 2011 period, as a result of higher income from mortgage banking activities of $1.6 million and increased net interest income of $0.3 million, partially offset by higher operating expenses of $0.2 million.

Pre-tax, pre-credit provision income increased from the March 31, 2011 period by $3.4 million, primarily due to the higher mortgage banking income for the current period of $2.5 million along with an increase of $0.6 million in net interest income and lower operating costs of $0.1 million compared with the prior-year period.

Bank Capital Ratios Exceed Regulatory Levels

The Bank’s capital ratios have continued to exceed the requirements prescribed under the regulatory order for all three quarters of fiscal 2012. As of March 31, 2012, the ratio of tier one (core) capital to adjusted total assets stood at 8.55% and total risk-based capital to risk-weighted assets was 12.93%. The requirements under the regulatory order are 8.00% and 12.00%, respectively.

Year-to-Date Results

For the nine months ended March 31, 2012, the Company’s net loss totaled $2.1 million, or $0.08 basic and diluted loss per share, compared with a loss of $7.1 million, or $0.28 basic and diluted loss per share, for the nine-month period ended March 31, 2011. The $5.0 million improvement in the Company’s results is attributable to a $0.9 million improvement in net interest income, a reduction in the provision for loan losses of $3.9 million as a result of the improved asset quality, a $0.1 million increase in non-interest income from higher overall mortgage banking revenue, a $0.6 million increase in non-interest expense, and lower federal income tax provision of $0.6 million.

About PVF Capital Corp.

Park View Federal is a wholly-owned subsidiary of PVF Capital Corp. and operates 17 full-service offices located throughout the Greater Cleveland area. For additional information, visit our web site at parkviewfederal.com. PVF Capital Corp.’s common shares trade on the NASDAQ Capital Market under the symbol PVFC.

Use of Non-GAAP Financial Measures

This release included certain financial information determined by methods other than in accordance with GAAP. One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends is pre-tax, pre-credit provision income. This is the level of earnings adjusted to exclude the impact of:

•

provision expense and credit related charges involving the valuation and disposition of other real estate owned, which are excluded because its absolute level is elevated and volatile in times of economic stress;

•	available-for-sale and other securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile; and

•

certain items identified by management to be outside of ordinary banking activities, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the Company’s underlying performance trends.

Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. While the Company believes that non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. Non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact methods of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, interest rate changes, real estate values, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. This press release contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

# # #

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	March 31, 2012	June 30, 2011
ASSETS
Cash and amounts due from financial institutions	$18,291,587	$19,138,325
Interest-bearing deposits	110,204,554	130,153,080
Federal funds sold	6,000,000	—

Total cash and cash equivalents	134,496,141	149,291,405
Securities available for sale	24,217,782	8,946,674
Mortgage-backed securities available for sale	16,690,100	4,972,121
Loans receivable held for sale, net	16,385,607	9,392,389
Loans receivable, net of allowance of $16,913,711 and $29,996,893, respectively	546,642,670	547,282,037
Office properties and equipment, net	7,394,462	7,556,764
Real estate owned, net	9,552,019	7,972,753
Federal Home Loan Bank stock	12,811,100	12,811,100
Bank-owned life insurance	23,594,004	23,420,089
Prepaid expenses and other assets	14,688,185	15,409,502

Total assets	$806,472,070	$787,054,834

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Non-interest-bearing deposits	$35,960,518	$28,947,373
Interest-bearing deposits	631,237,900	623,624,462

Total deposits	667,198,418	652,571,835
Note payable	1,072,778	1,152,778
Long-term advances from the Federal Home Loan Bank	35,000,000	35,000,000
Advances from borrowers for taxes and insurance	7,928,354	11,212,923
Accrued expenses and other liabilities	25,504,793	15,835,317

Total liabilities	736,704,343	715,772,853

Stockholders’ equity
Serial preferred stock, none issued	—	—
Common stock, $.01 par value, 65,000,000 shares authorized; 26,217,796 and 26,142,443 shares issued	262,178	261,424
Additional paid-in capital	100,812,295	100,543,717
Retained earnings (accumulated deficit)	(26,946,269)	(24,788,778)
Accumulated other comprehensive income (loss)	(523,331)	(897,235)
Treasury stock at cost, 472,725 shares, respectively	(3,837,147)	(3,837,147)

Total stockholders’ equity	69,767,727	71,281,981

Total liabilities and stockholders’ equity	$806,472,070	$787,054,834

PVF CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Interest and dividends income
Loans	$7,079,214	$7,328,247	$21,367,228	$23,116,620
Mortgage-backed securities	95,138	419,470	210,777	1,347,261
Federal Home Loan Bank stock dividends	145,309	145,309	402,233	418,203
Securities	146,456	43,033	184,798	183,955
Federal funds sold and interest-bearing deposits	73,700	72,288	254,586	153,404

Total interest and dividends income	7,539,817	8,008,347	22,419,622	25,219,443

Interest expense
Deposits	1,592,190	2,171,129	5,324,370	7,184,421
Long-term borrowings	268,267	828,394	812,887	2,643,346

Total interest expense	1,860,457	2,999,523	6,137,257	9,827,767

Net interest income	5,679,360	5,008,824	16,282,365	15,391,676
Provision for loan losses	2,016,000	2,090,000	5,482,000	9,390,000

Net interest income after provision for loan losses	3,663,360	2,918,824	10,800,365	6,001,676

Non-interest income
Service charges and other fees	238,403	131,252	623,081	491,947
Gain on sale of mortgage loans	3,849,221	378,298	7,805,834	6,644,282
Income (loss) from mortgage servicing fees	(516,674)	425,358	(1,656,100)	(866,120)
Gain on sale of SBA loans	—	—	221,218	—
Increase in cash surrender value of bank-owned life insurance	54,928	65,773	173,915	209,395
Gain (loss) on real estate owned	(209,813)	(59,560)	(453,770)	(282,690)
Provision for real estate owned losses	(401,580)	(279,160)	(1,276,403)	(1,004,470)
Other, net	260,603	174,453	634,573	742,181

Total non-interest income	3,275,088	836,414	6,072,348	5,934,525

Non-interest expense
Compensation and benefits	2,854,357	2,867,152	8,481,444	7,753,597
Office occupancy and equipment	607,606	656,002	1,770,900	2,016,648
FDIC insurance	440,182	480,057	1,295,613	1,707,741
Professional and legal	60,000	77,000	305,000	325,482
Outside services	641,031	570,657	1,754,102	1,496,681
Maintenance contracts	221,825	107,814	640,682	443,324
Franchise tax	224,145	230,250	675,000	593,298
Real estate owned and collection expense	573,306	846,864	1,970,677	2,206,173
Other	895,730	781,878	2,161,963	1,976,401

Total non-interest expense	6,518,182	6,617,674	19,055,381	18,519,345

Income (loss) before federal income taxes	420,266	(2,862,436)	(2,182,668)	(6,583,144)
Federal income tax provision (benefit)	—	(68,901)	(25,178)	538,732

Net income (loss)	$420,266	$(2,793,535)	$(2,157,490)	$(7,121,876)

Basic earnings (loss) per share	$0.02	$(0.11)	$(0.08)	$(0.28)

Diluted earnings (loss) per share	$0.02	$(0.11)	$(0.08)	$(0.28)

FINANCIAL HIGHLIGHTS

	At or for the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands except per share data)	2012	2011	2011	2011	2011
Balance Sheet Data:
Total assets	$806,472	$794,823	$780,013	$787,055	$777,363
Loans receivable	563,557	564,036	567,812	577,279	591,800
Allowance for loan losses	16,914	17,515	29,553	29,997	29,876
Loans receivable held for sale, net	16,386	8,221	12,857	9,392	5,848
Mortgage-backed securities available for sale	16,690	17,578	4,820	4,972	38,966
Cash and cash equivalents	134,496	151,850	150,272	149,291	89,481
Securities held to maturity	—	—	—	—	—
Securities available for sale	24,218	5,017	2,985	8,947	15,872
Deposits	667,198	658,632	648,522	652,572	647,251
Borrowings	36,073	36,099	36,126	36,153	36,179
Stockholders’ equity	69,768	68,949	70,571	71,282	74,671
Nonperforming loans	23,542	30,313	47,972	50,347	52,564
Other nonperforming assets	9,552	9,995	7,925	7,973	8,083
Tangible common equity ratio	8.65%	8.67%	9.05%	9.06%	9.61%
Book value per share	$2.70	$2.69	$2.75	$2.78	$2.91
Common shares outstanding at period end	25,820,424	25,669,718	25,669,718	25,669,718	25,669,718

Operating Data:
Interest income	$7,540	$7,481	$7,399	$7,762	$8,008
Interest expense	1,861	2,055	2,222	2,332	2,999

Net interest income before provision for loan losses	5,679	5,426	5,177	5,430	5,009
Provision for loan losses	2,016	1,966	1,500	4,150	2,090

Net interest income (loss) after provision for loan losses	3,663	3,460	3,677	1,280	2,919
Non-interest income	3,275	1,126	1,671	2,003	836
Non-interest expense	6,518	6,343	6,194	6,269	6,618

Income (loss) before federal income taxes	420	(1,757)	(846)	(2,986)	(2,863)
Federal income tax expense (benefit)	—	—	(25)	(417)	(69)

Net income (loss)	$420	$(1,757)	$(821)	$(2,569)	$(2,794)

Basic earnings (loss) per share	$0.02	$(0.07)	$(0.03)	$(0.10)	$(0.11)

Diluted earnings (loss) per share	$0.02	$(0.07)	$(0.03)	$(0.10)	$(0.11)

Performance Ratios:
Return on average assets	0.21%	(0.89%)	(0.42%)	(1.31%)	(1.35%)
Return on average equity	2.42%	(10.07%)	(4.63%)	(14.10%)	(14.67%)
Net interest margin	3.10%	2.97%	2.80%	2.95%	2.58%
Interest rate spread	3.04%	2.90%	2.70%	2.86%	2.48%
Efficiency ratio	72.79%	96.81%	90.45%	93.82%	110.01%
Stockholders’ equity to total assets (all tangible)	8.65%	8.67%	9.05%	9.06%	9.61%

Asset Quality Ratios:
Nonperforming assets to total assets	4.10%	5.07%	7.17%	7.41%	7.80%
Nonperforming loans to total loans	4.18%	5.37%	8.45%	8.72%	8.88%
Allowance for loan losses to total loans	3.00%	3.11%	5.20%	5.20%	5.05%
Allowance for loan losses to nonperforming loans	71.85%	57.78%	61.60%	59.58%	56.84%
Net charge-offs to average loans, annualized	1.86%	9.90%	1.33%	2.73%	2.47%

Park View Federal Regulatory Capital Ratios:
Ratio of tangible capital to adjusted total assets	8.55%	8.23%	8.62%	8.63%	9.09%
Ratio of tier one (core) capital to adjusted total assets	8.55%	8.23%	8.62%	8.63%	9.09%
Ratio of tier one risk-based capital to risk-weighted assets	11.66%	11.25%	11.68%	11.60%	11.83%
Ratio of total risk-based capital to risk-weighted assets	12.93%	12.52%	12.95%	12.87%	13.10%